UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022 (August 2, 2022)

IMMUNE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2431 Aloma Ave., Suite 124, Winter Park, Florida	32792
(Address of principal executive offices)	(Zip Code)

888-391-9355
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Glen Farmer as Chief Financial Officer

On August 2, 2022, the board of directors of Immune Therapeutics, Inc. (the “Company”) appointed Mr. Glen Farmer, age 53, as the new Chief Financial Officer of the Company. Mr. Farmer replaces Dr. Stephen Wilson who was serving as the interim Chief Financial Officer. Dr. Wilson resigned as the interim Chief Financial Officer effective as of the same date. Dr. Wilson’s resignation as interim Chief Financial Officer was not due to any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices. Dr. Wilson remains the Company’s President and Chief Executive Officer and a Director of the Company.

Mr. Farmer has over 30 years of experience creating and scaling Finance, Accounting, and Operations for startup and development-stage companies. He has held numerous senior financial roles with startups and large corporations in the private and public sectors across multiple industries. He was most recently the Vice President and U.S. Controller at iAnthus Capital Management, Inc., a public company with 1,000 + employees and 42 consolidated subsidiaries. Prior to iAnthus, he held CFO positions with Croma Pharmaceuticals, Inc. and Primetime Life Sciences and served as Controller and Principal Accounting Officer for Avalon Pharmaceuticals. Mr. Farmer received his bachelor’s degree in accounting from the University of Maryland, and his MBA with concentration in finance from Mount St. Mary’s University. He joins the Company to oversee its global finance team, and he will report directly to the Chief Executive Officer.

There are no arrangements or understandings between Mr. Farmer and any other persons pursuant to which he was selected as Chief Financial Officer. There are no family relationships that exist between Mr. Farmer and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction, between Mr. Farmer and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Appointment of Kelly O’Brien Wilson as Chief Operating Officer

On August 2, 2022, the board of directors of Immune Therapeutics, Inc. (the “Company”) appointed Kelly O’Brien Wilson, age 51, as the Company’s new Chief Operating Officer filling the previously vacant position. In that role, Ms. Wilson will be responsible for overseeing the company’s core business units and subsidiaries and for working directly with the Company’s international leadership, assisting with country management organization and functions. She will work to maximize the potential of the Company’s growing portfolio of products, many of which are in a combination of approved and growth phases.

Ms. Wilson brings over 25 years of leadership, technology, and operational experience to the Company. She has held senior management and development roles with both startups and large corporations in the private, public, and government sectors across multiple industries including biotechnology, manufacturing, and computer software. She has experience managing many different business departments including information technology, human resources, and corporate operations. Ms. Wilson was hired by the Company in November of 2012 to help create and oversee a new infrastructure for documents, communications, and IT. In 2013, she was appointed to the position of Chief Technology Officer where she continued to oversee IT, communications, and human resources through April 2020. Ms. Wilson served as the Chief Technology and Information Officer of Cytocom Inc., a former subsidiary of the Company. Later she was the Global Director of Program and Project Management of Cytocom, and during that time Cytocom merged with Cleveland Biolabs Inc. and became Statera Biopharma. Ms. Wilson graduated with honors from the University of Central Florida with a master’s degree in systems design and a bachelor’s degree in English.

There are no arrangements or understandings between Ms. Wilson and any other persons pursuant to which he was selected as Chief Operations Officer. Ms. Wilson is married to Mr. Robert Wilson, a Director of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction, between Ms. Wilson and the Company that would require disclosure under Item 404(a) of Regulation S-K.

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Item 8.01	Other Events.

On August 4, 2022, Immune Therapeutics, Inc. (the “Company”) issued a press release announcing the resignation of Dr. Stephen Wilson as the Company’s interim Chief Financial Officer and appointment of Mr. Glen Farmer as the Company’s Chief Financial Officer to replace Dr. Wilson in that role. That press release also announces the appointment of Ms. Kelly Wilson as the Company’s Chief Operations Officer. A copy of the press release is attached to this report as Exhibit 99.1. The press release furnished in this report as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press release dated August 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2022	IMMUNUNE THERAPEUTICS, INC.

/s/ Stephen Wilson
	Name:	Dr. Stephen Wilson
	Title:	Chief Executive Officer

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